National General Holdings Corp. Reports First Quarter 2018 Results

NEW YORK, May 7, 2018 (GLOBE NEWSWIRE) - National General Holdings Corp. (Nasdaq:NGHC) today reported first quarter 2018 net income of $60.3 million or $0.55 per diluted share, compared to net income of $29.0 million or $0.27 per diluted share in the first quarter of 2017. First quarter 2018 operating earnings(1) was $67.6 million or $0.62 per diluted share, compared to $35.7 million or $0.33 per diluted share in the first quarter of 2017.

First Quarter 2018 Highlights Versus First Quarter 2017*

•	Gross written premium grew $165.1 million or 14.1% to $1,337.0 million, driven by continued organic growth in our P&C segment of 12.6% and in our A&H segment of 21.8%.

•
In the first quarter, our homeowners’ product experienced organic growth of 23.2% driven by strong results from strategic partnerships and the continued expansion in the high net worth market. Our personal auto product experienced organic growth of 12.1%.

•
The overall combined ratio(9,13) was 90.7% compared to 94.8% in the prior year’s quarter, excluding non-cash amortization of intangible assets. The P&C segment reported a decrease in combined ratio to 90.9% from 96.2% in the prior year’s quarter. The combined ratio includes $14.2 million of losses, or 2.0 P&C loss ratio points, from weather-related events from winter weather that impacted the Northeast in the first quarter 2018, compared to $8.9 million of losses, or 1.2 P&C loss ratio points, from events in the first quarter 2017. The A&H segment reported a combined ratio of 90.0% compared to 86.8% in the prior year’s quarter.

•	Service and fee income grew 13.9% to $154.8 million, driven by organic growth in both our Accident & Health and Property & Casualty segments.

•
Shareholders’ equity was $1.96 billion and fully diluted book value per share was $14.09 at March 31, 2018, growth of 1.5% and 1.7%, respectively, from December 31, 2017. Our trailing twelve month operating return on average equity (ROE)(14) was 9.9% as of March 31, 2018.

•
First quarter 2018 operating earnings exclude the following material items, net of tax: $5.5 million or $0.05 per share of non-cash amortization of intangible assets and $1.2 million or $0.01 per share from equity in (earnings) losses of equity method investments.

•
During today’s Board of Directors meeting, the Board appointed Robert Karfunkel and Barry Karfunkel to serve as Co-Chairmen of the Board. In addition, Robert Karfunkel will serve as President of the Company while Barry Karfunkel will continue his position as Chief Executive Officer of the Company, but no longer serve as President.

Barry Karfunkel, National General’s CEO, stated: “This quarter we reported the strongest operating results in the history of the company and highlighted the earnings capabilities of the platform that we have built.
I look forward to the dual leadership roles that Robert and I will have at National General as Co-Chairmen. We have worked alongside each other since the platform was acquired in 2010, though in different areas of the business. I think our diverse areas of expertise will complement each other and provide a well-rounded perspective for the Company moving forward.
I would like to thank Barry Zyskind for his leadership as National General’s Chairman of the Board of Directors. He stepped into the position in a time of transition for the Company and his guidance was and continues to be of great importance for both myself and the entire organization.”

*NOTE: Unless specified otherwise, discussion of our first quarter 2018 and 2017 results do not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders.

Overview of First Quarter 2018 as Compared to First Quarter 2017 by Segment

•
Property & Casualty - Gross written premium grew by 12.6% to $1,103.3 million, net written premium decreased by 7.7% to $832.7 million and net earned premium decreased by 6.0% to $705.6 million. P&C gross written premium growth was primarily driven by organic growth of 23.2% from our homeowners’ product and 12.1% from our personal auto product. Service and fee income grew 5.8% to $109.6 million. Excluding non-cash amortization of intangible assets, the combined ratio(9,13) was 90.9% with a loss ratio of 70.6% and an expense ratio(9,12) of 20.3%, versus a prior year combined ratio of 96.2% with a loss ratio of 69.5% and an expense ratio of 26.7%.The loss ratio was impacted by pre-tax catastrophe losses of approximately $14.2 million related to winter weather events in the Northeastern part of the U.S. in the first quarter 2018.

•
Accident & Health - Gross written premium grew by 21.8% to $233.8 million, net written premium grew by 23.3% to $223.4 million, and net earned premium grew by 19.4% to $153.9 million. The A&H gross written premium increase was driven by the continued growth across the entire book. Service and fee income was $45.2 million compared to $32.3 million in the prior year’s quarter. Excluding non-cash amortization of intangible assets, the combined ratio(9,13) was 90.0% with a loss ratio of 59.3% and an expense ratio(9,12) of 30.7%, versus a prior year combined ratio of 86.8% with a loss ratio of 53.8% and an expense ratio of 33.0%.

•
Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $97.7 million, net written premium was $50.6 million, and net earned premium was $46.1 million. Reciprocal Exchanges combined ratio(9,13) excluding non-cash amortization of intangible assets was 131.4% with a loss ratio of 96.7% and an expense ratio(9,12) of 34.7%. The increase in the combined ratio related to winter weather events in the Northeastern part of the U.S.

First quarter 2018 investment income decreased to $25.0 million, compared to $28.4 million in the first quarter of 2017, reflecting results from equity in (earnings) losses from equity method investments. Total investments and cash and cash equivalents were $3.7 billion as of March 31, 2018. Accumulated other comprehensive income decreased to a $45.7 million loss at March 31, 2018 from a $8.1 million loss at December 31, 2017, primarily due to the impact of higher interest rates which negatively impacted bond valuations.

Interest expense was $11.2 million, from $11.5 million in the prior year’s quarter. Debt was $713.9 million at March 31, 2018, and $713.7 million at December 31, 2017.

The first quarter of 2018 provision for income taxes was $18.6 million and the effective tax rate for the quarter was 21.4%.

Shareholders’ equity was $1,957.1 million at March 31, 2018, growth of 1.5% from $1,928.6 million at December 31, 2017. Fully diluted book value per share was $14.09 at March 31, 2018, growth of 1.7% from $13.86 at December 31, 2017. Our trailing twelve month operating return on average equity (ROE)(14) was 9.9% as of March 31, 2018.

Year-to-Date P&C Segment Notable Large Losses
2018 Quarter		P&C Notable Large Losses and LAE ($ millions)	P&C Loss Ratio Points*	EPS Impact After Tax
Q1	Northeastern Winter Weather	$14.2	2.0%	$0.10

* Loss ratio points related to P&C net earned premium in quarter the loss event was recorded.

Conference Call

On Tuesday, May 8, 2018 at 9:30 AM ET, Chief Executive Officer Barry Karfunkel and Chief Financial Officer Mike Weiner will review results and discuss business conditions via a conference call that may be accessed as follows:

Toll-Free U.S. Dial-in:        888-267-2845
International Dial-in:        973-413-6102
Conference Entry Code:        565529
Webcast Registration:        http://ir.nationalgeneral.com/events-and-presentations

A replay of the conference call will be accessible from 2:00 PM ET on Tuesday, May 8, 2018 to 11:59 PM ET on Tuesday, May 22, 2018 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 565529. In addition, a replay of the webcast can also be retrieved at
http://ir.nationalgeneral.com/events-and-presentations.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of investments, development of claims and the effect on loss reserves, large loss activity including hurricanes and wildfires, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, the effects of tax reform, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with third party or vendor agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company’s filings with the Securities and Exchange Commission.

Income Statement - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2018				2017
	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Revenues:
Gross written premium	$1,337,042	$97,689	$1,433,130	(A)	$1,171,968	$82,216	$1,253,383	(H)
Net written premium	1,056,065	50,578	1,106,643		1,083,352	41,701	1,125,053
Net earned premium	859,483	46,055	905,538		879,453	39,032	918,485

Ceding commission income	32,958	11,510	44,468		2,747	17,247	19,994
Service and fee income	154,760	2,446	142,122	(B)	135,863	2,080	125,942	(I)
Net investment income	25,019	2,144	25,011	(C)	28,423	2,884	29,044	(J)
Net gain (loss) on investments	249	(131)	118		(1,412)	—	(1,412)
Other income	—	—	—		9,801	—	9,801
Total revenues	$1,072,469	$62,024	$1,117,257	(D)	$1,054,875	$61,243	$1,101,854	(K)

Expenses:
Loss and loss adjustment expense	$589,635	$44,531	$634,166		$590,717	$28,100	$618,817
Acquisition costs and other underwriting expenses	157,608	11,102	168,710		160,540	14,180	174,720
General and administrative expenses	227,293	18,796	231,005	(E)	242,083	25,103	255,185	(L)
Interest expense	11,154	2,152	11,154	(F)	11,545	2,263	11,545	(M)
Total expenses	$985,690	$76,581	$1,045,035	(G)	$1,004,885	$69,646	$1,060,267	(N)

Income (loss) before provision (benefit) for income taxes	$86,779	$(14,557)	$72,222		$49,990	$(8,403)	$41,587
Provision (benefit) for income taxes	18,571	(2,369)	16,202		13,037	(2,248)	10,789
Net income (loss) before non-controlling interest and dividends on preferred shares	68,208	(12,188)	56,020		36,953	(6,155)	30,798
Less: net income (loss) attributable to non-controlling interest	—	(12,188)	(12,188)		30	(6,155)	(6,125)
Net income before dividends on preferred shares	68,208	—	68,208		36,923	—	36,923
Less: dividends on preferred shares	7,875	—	7,875		7,875	—	7,875
Net income available to common stockholders	$60,333	$—	$60,333		$29,048	$—	$29,048

NOTES: Consolidated column includes eliminations as follows: (A) $(1,601), (B) $(15,084), (C) $(2,152), (D) $(17,236), (E) $(15,084), (F) $(2,152), (G) $(17,236), (H) $(801), (I) $(12,001), (J) $(2,263), (K) $(14,264), (L) $(12,001), (M) $(2,263) and (N) $(14,264).

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income available to common stockholders	$60,333	$29,048
Basic net income per common share	$0.57	$0.27
Diluted net income per common share	$0.55	$0.27

Operating earnings attributable to NGHC(1)	$67,623	$35,739
Basic operating earnings per common share(1)	$0.63	$0.34
Diluted operating earnings per common share(1)	$0.62	$0.33

Dividends declared per common share	$0.04	$0.04

Weighted average number of basic shares outstanding	106,758,641	106,467,599
Weighted average number of diluted shares outstanding	108,950,984	109,166,681
Shares outstanding, end of period	106,887,566	106,502,250
Fully diluted shares outstanding, end of period	109,079,909	109,378,890
Book value per share	$14.38	$14.09
Fully diluted book value per share	$14.09	$13.72

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income available to common stockholders	$60,333	$29,048
Add (subtract):
Net (gain) on investments	(249)	1,412
Other income	—	(9,801)
Equity in (earnings) losses of equity method investments	1,469	(2,654)
Non-cash amortization of intangible assets	6,920	21,337
Income tax expense (benefit)	(850)	(3,603)
Operating earnings attributable to NGHC (1)	$67,623	$35,739

Operating earnings per common share:
Basic operating earnings per common share	$0.63	$0.34
Diluted operating earnings per common share	$0.62	$0.33

Balance Sheet
$ in thousands

	March 31, 2018 (unaudited)				December 31, 2017 (audited)
ASSETS	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Total investments (2)	$3,406,943	$332,565	$3,650,316	(A)	$3,411,730	$327,213	$3,649,788	(K)
Cash and cash equivalents	316,057	5,880	321,937		286,840	5,442	292,282
Premiums and other receivables, net	1,449,891	49,581	1,497,871	(B)	1,268,330	56,792	1,324,321	(L)
Reinsurance recoverable (3)	1,227,476	107,250	1,334,726		1,199,961	94,204	1,294,165
Intangible assets, net	393,766	3,640	397,406		400,385	3,685	404,070
Goodwill	174,153	—	174,153		174,153	—	174,153
Other (4)	1,182,896	128,612	1,292,737	(C)	1,186,056	130,763	1,300,964	(M)
Total assets	$8,151,182	$627,528	$8,669,146	(D)	$7,927,455	$618,099	$8,439,743	(N)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$2,520,121	$158,796	$2,678,917		$2,520,204	$143,353	$2,663,557
Unearned premiums and other revenue	2,003,147	228,198	2,230,544	(E)	1,807,210	225,395	2,032,605
Reinsurance payable	378,517	60,155	437,071	(F)	329,772	69,076	398,047	(O)
Accounts payable and accrued expenses (5)	401,407	28,110	411,547	(G)	423,054	24,682	431,881	(P)
Debt	713,893	89,192	713,893	(H)	713,710	89,155	713,710	(Q)
Other	177,008	55,513	232,521		204,936	41,582	246,518
Total liabilities	$6,194,093	$619,964	$6,704,493	(I)	$5,998,886	$593,243	$6,486,318	(R)
Stockholders’ equity:
Common stock (6)	$1,069	$—	$1,069		$1,067	$—	$1,067
Preferred stock (7)	420,000	—	420,000		420,000	—	420,000
Additional paid-in capital	919,029	—	919,029		917,751	—	917,751
Accumulated other comprehensive income (loss)	(45,722)	—	(45,722)		(8,112)	—	(8,112)
Retained earnings	662,713	—	662,713		597,863	—	597,863
Total National General Holdings Corp. stockholders’ equity	1,957,089	—	1,957,089		1,928,569	—	1,928,569
Non-controlling interest	—	7,564	7,564		—	24,856	24,856
Total stockholders’ equity	$1,957,089	$7,564	$1,964,653		$1,928,569	$24,856	$1,953,425
Total liabilities and stockholders’ equity	$8,151,182	$627,528	$8,669,146	(J)	$7,927,455	$618,099	$8,439,743	(S)

NOTES: Consolidated column includes eliminations as follows: (A) $(89,192), (B) $(1,601), (C) $(18,771), (D) $(109,564), (E) $(801), (F) $(1,601), (G) $(17,970), (H) $(89,192), (I) $(109,564), (J) $(109,564), (K) $(89,155), (L) $(801), (M) $(15,855), (N) $(105,811), (O) $(801), (P) $(15,855), (Q) $(89,155), (R) $(105,811) and (S) $(105,811).

Segment Information - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2018				2017
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Gross written premium	$1,103,266	$233,776	$1,337,042	$97,689	$980,013	$191,955	$1,171,968	$82,216
Net written premium	832,712	223,353	1,056,065	50,578	902,238	181,114	1,083,352	41,701
Net earned premium	705,607	153,876	859,483	46,055	750,527	128,926	879,453	39,032

Ceding commission income	32,700	258	32,958	11,510	2,460	287	2,747	17,247
Service and fee income	109,573	45,187	154,760	2,446	103,590	32,273	135,863	2,080
Total underwriting revenues	$847,880	$199,321	$1,047,201	$60,011	$856,577	$161,486	$1,018,063	$58,359

Loss and loss adjustment expense	498,357	91,278	589,635	44,531	521,334	69,383	590,717	28,100
Acquisition costs and other	114,000	43,608	157,608	11,102	129,050	31,490	160,540	14,180
General and administrative	176,685	50,608	227,293	18,796	196,870	45,213	242,083	25,103
Total underwriting expenses	$789,042	$185,494	$974,536	$74,429	$847,254	$146,086	$993,340	$67,383

Underwriting income (loss)	58,838	13,827	72,665	(14,418)	9,323	15,400	24,723	(9,024)
Non-cash amortization of intangible assets	5,400	1,520	6,920	(27)	19,734	1,603	21,337	7,069
Underwriting income (loss) before amortization and impairment	$64,238	$15,347	$79,585	$(14,445)	$29,057	$17,003	$46,060	$(1,955)

Underwriting ratios
Loss and loss adjustment expense ratio (8)	70.6%	59.3%	68.6%	96.7%	69.5%	53.8%	67.2%	72.0%
Operating expense ratio (Non-GAAP) (9,10)	21.0%	31.7%	22.9%	34.6%	29.3%	34.2%	30.0%	51.1%
Combined ratio (Non-GAAP) (9,11)	91.6%	91.0%	91.5%	131.3%	98.8%	88.0%	97.2%	123.1%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (8)	70.6%	59.3%	68.6%	96.7%	69.5%	53.8%	67.2%	72.0%
Operating expense ratio (Non-GAAP) (9,12)	20.3%	30.7%	22.1%	34.7%	26.7%	33.0%	27.6%	33.0%
Combined ratio before amortization and impairment (Non-GAAP) (9,13)	90.9%	90.0%	90.7%	131.4%	96.2%	86.8%	94.8%	105.0%

NOTE: Loss and loss adjustment expenses for the three months ended March 31, 2018 included $15,169 of favorable development on prior accident year loss and loss adjustment expense reserves in the P&C segment, and $3,383 of favorable development in the A&H segment, versus $4,354 of favorable development in the P&C segment, and $8,320 of favorable development in the A&H segment for the three months ended March 31, 2017.

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2018				2017
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Total underwriting expenses	$789,042	$185,494	$974,536	$74,429	$847,254	$146,086	$993,340	$67,383
Less: Loss and loss adjustment expense	498,357	91,278	589,635	44,531	521,334	69,383	590,717	28,100
Less: Ceding commission income	32,700	258	32,958	11,510	2,460	287	2,747	17,247
Less: Service and fee income	109,573	45,187	154,760	2,446	103,590	32,273	135,863	2,080
Operating expense	148,412	48,771	197,183	15,942	219,870	44,143	264,013	19,956
Net earned premium	$705,607	$153,876	$859,483	$46,055	$750,527	$128,926	$879,453	$39,032
Operating expense ratio (Non-GAAP)	21.0%	31.7%	22.9%	34.6%	29.3%	34.2%	30.0%	51.1%

Total underwriting expenses	$789,042	$185,494	$974,536	$74,429	$847,254	$146,086	$993,340	$67,383
Less: Loss and loss adjustment expense	498,357	91,278	589,635	44,531	521,334	69,383	590,717	28,100
Less: Ceding commission income	32,700	258	32,958	11,510	2,460	287	2,747	17,247
Less: Service and fee income	109,573	45,187	154,760	2,446	103,590	32,273	135,863	2,080
Less: Non-cash amortization of intangible assets	5,400	1,520	6,920	(27)	19,734	1,603	21,337	7,069
Operating expense before amortization and impairment	143,012	47,251	190,263	15,969	200,136	42,540	242,676	12,887
Net earned premium	$705,607	$153,876	$859,483	$46,055	$750,527	$128,926	$879,453	$39,032
Operating expense ratio before amortization and impairment (Non-GAAP)	20.3%	30.7%	22.1%	34.7%	26.7%	33.0%	27.6%	33.0%

Premiums by Business Line
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2018	2017	Change	2018	2017	Change	2018	2017	Change
Property & Casualty
Personal Auto	$725,212	$647,181	12.1%	$553,997	$596,879	(7.2)%	$454,216	$450,552	0.8%
Homeowners	141,287	114,725	23.2%	92,596	104,545	(11.4)%	82,195	66,968	22.7%
RV/Packaged	49,464	44,754	10.5%	49,189	44,519	10.5%	45,689	46,182	(1.1)%
Small Business Auto	86,244	86,376	(0.2)%	64,727	79,208	(18.3)%	58,562	57,998	1.0%
Lender-placed insurance	84,934	76,270	11.4%	63,214	72,832	(13.2)%	60,469	80,005	(24.4)%
Other	16,125	10,707	50.6%	8,989	4,255	111.3%	4,476	7,551	(40.7)%
Property & Casualty	1,103,266	980,013	12.6%	832,712	902,238	(7.7)%	705,607	709,256	(0.5)%

Accident & Health	233,776	191,955	21.8%	223,353	181,114	23.3%	153,876	133,778	15.0%
Total National General	$1,337,042	$1,171,968	14.1%	$1,056,065	$1,083,352	(2.5)%	$859,483	$843,034	2.0%

Reciprocal Exchanges
Personal Auto	$34,297	$28,159	21.8%	$13,495	$17,106	(21.1)%	$12,997	$18,042	(28.0)%
Homeowners	62,521	53,327	17.2%	36,808	24,216	52.0%	32,771	28,115	16.6%
Other	871	730	19.3%	275	379	(27.4)%	287	448	(35.9)%
Reciprocal Exchanges	$97,689	$82,216	18.8%	$50,578	$41,701	21.3%	$46,055	$46,605	(1.2)%

Consolidated Total (A)	$1,433,130	$1,253,383	14.3%	$1,106,643	$1,125,053	(1.6)%	$905,538	$889,639	1.8%

NOTES: (A) Consolidated Total includes eliminations between National General and the Reciprocal Exchanges of $(567) in Personal Auto and $(1,034) in Homeowners Gross Written Premium in 2018, respectively, and $(277) in Personal Auto and $(524) in Homeowners Gross Written Premium in 2017, respectively.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating earnings per share (“EPS”) are non-GAAP financial measures defined by the Company as net income/loss and basic and diluted earnings per share excluding after-tax net gain or loss on investments (including foreign exchange gain or loss), other-than-temporary impairment losses, bargain purchase gains, earnings or losses of equity method investments (related parties), deferred tax asset impairment, non-cash impairment of goodwill and non-cash amortization of intangible assets. The Company believes operating earnings and basic and diluted operating EPS are relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(2) Total investments includes $241,801 and $347,548 in related parties at March 31, 2018 and December 31, 2017, respectively.
(3) Reinsurance recoverable includes $11,399 and $15,688 from related parties at March 31, 2018 and December 31, 2017, respectively.
(4) Other includes $1,174 and $2,334 from related parties at March 31, 2018 and December 31, 2017, respectively.
(5) Accounts payable and accrued expenses includes $72,641 and $140,057 to related parties at March 31, 2018 and December 31, 2017, respectively.
(6) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 106,887,566 shares - March 31, 2018; authorized 150,000,000 shares, issued and outstanding 106,697,648 shares - December 31, 2017.
(7) Preferred stock: $0.01 par value - authorized 10,000,000 shares, issued and outstanding 2,565,000 shares - March 31, 2018; authorized 10,000,000 shares, issued and outstanding 2,565,000 shares - December 31, 2017.
(8) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expense by net earned premium.
(9) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expenses by ceding commission income and service and fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. The Company believes this presentation enhances the understanding of our results by eliminating what we believe are volatile and unusual events and presenting the ratios with what we believe are the underlying run rates of the business. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(10) Operating expense ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(11) Combined ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General.

(12) Operating expense ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income less non-cash amortization of intangible assets and non-cash impairment of goodwill. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(13) Combined ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio before amortization and impairment (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(14) Trailing twelve month operating return on average equity is the ratio of the previous twelve months operating earnings to average shareholders’ equity for the periods presented. Average shareholders’ equity is the sum of the shareholders’ equity excluding preferred stock at the beginning and end of the period presented divided by two. In the opinion of the Company’s management this ratio is an important indicator of how well management creates value for its shareholders through its operating activities and capital management. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of net income to operating earnings, which is the Non-GAAP component of the operating return on average equity.
(15) Combined ratio excluding losses from various Q1’18 weather-related events, and is calculated by taking the combined ratio as defined in Note 13, and adjusting it to exclude the total net losses of $14.2 million from these events. The company believes this measure enhances investors’ understanding of our results by eliminating what we believe are volatile and unusual events.

	Q1’18 Combined Ratio	Impact of Q1’18 Weather-related Events	Q1’18 Combined Ratio Excluding Weather-related Events
P&C Segment	90.9%	2.0%	88.9%

Overall NGHC	90.7%	1.7%	89.0%

Investor Contact

Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com